Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Luxfer Holdings PLC Employee Stock Purchase Plan and Luxfer Holdings PLC Share Incentive Plan of Luxfer Holdings PLC of our report dated March 31, 2014, with respect to the consolidated financial statements of Luxfer Holdings PLC included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Manchester, England

May 22, 2014